TREDEGAR REPORTS FIRST QUARTER 2026 RESULTS
•Delivered profitable first quarter 2026 results, with net income from continuing operations of $5.1 million, or $0.15 per diluted share, for the first quarter of 2026 compared to $0.7 million, or $0.02 per diluted share, for the first quarter of 2025.
•Net income from ongoing operations, which excludes special items, was $5.0 million, or $0.15 per diluted share, for the first quarter of 2026 compared to $3.6 million, or $0.10 per diluted share, for the first quarter of 2025.
•Consolidated earnings before interest, taxes, depreciation and amortization (“Consolidated EBITDA”) from ongoing operations was $11.7 million for the first quarter of 2026 compared to $11.5 million for the first quarter of 2025.
•First quarter 2026 performance driven primarily by Aluminum Extrusions:
◦Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions was $11.7 million in the first quarter of 2026 versus $9.2 million in the first quarter of 2025 and versus $15.7 million in the fourth quarter of 2025.
◦EBITDA from ongoing operations for High Performance Films was $5.1 million in the first quarter of 2026 versus $7.5 million in the first quarter of 2025 and versus $5.7 million in the fourth quarter of 2025.
Arijit (Bapi) DasGupta, Tredegar’s president and chief executive officer, said, “Bonnell had a good quarter in the face of challenging market conditions, tariff‑driven cost pressures, and softer net new orders after the mid‑year 2025 Section 232 tariff increase. Their ability to improve under these circumstances reinforces our confidence in the business and its long‑term trajectory. In High Performance Films, sales volume for surface protection films softened as expected due to a significant customer’s inventory correction and scheduled maintenance activity for another customer.”
He continued, “Both of our business units continue to lead with deep, long‑standing customer relationships and differentiated value propositions. As we continue to bring the organization together as One Tredegar, we continue to focus on operational excellence and productivity improvements and see substantial opportunities to leverage best practices across the enterprise, enhance efficiency, reduce costs, and strengthen profitability, positioning the company for long‑term value creation.”
RICHMOND, VA--(BUSINESS WIRE)--May 8, 2026--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported first quarter financial results for the period ended March 31, 2026.
A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations and Consolidated EBITDA, both non-GAAP financial measures, for the three months ended March 31, 2026 and 2025, is provided in Notes (a) and (f) to the Financial Tables in this press release.

OPERATIONS REVIEW
Aluminum Extrusions
A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/
(In thousands, except percentages)	March 31,		(Unfavorable)
	2026	2025	% Change
Sales volume (lbs)	35,163	37,918	(7.3)%
Net sales	$159,457	$133,635	19.3%
Variable costs	127,333	103,523	(23.0)%
Manufacturing fixed costs[1]	11,800	11,214	(5.2)%
Selling, general and administrative costs[1]	8,905	9,412	5.4%
Other[2]	(263)	326	NM*
EBITDA from ongoing operations	$11,682	$9,160	27.5%
Depreciation & amortization	(4,045)	(4,225)	4.3%
EBIT from ongoing operations[3]	$7,637	$4,935	54.8%
Capital expenditures	$4,689	$2,370
1. Excludes related depreciation and amortization.
2. Includes segment allocated employee-related benefit expense (income).
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release. *Not meaningful (“NM”)

First Quarter 2026 Results vs. First Quarter 2025 Results
Net sales (sales less freight) in the first quarter of 2026 increased 19.3% versus the first quarter of 2025 primarily due to the pass-through of higher metal costs, partially offset by lower volume. Sales volume in the first quarter of 2026 decreased 7.3% versus the first quarter of 2025 and 5.4% versus the fourth quarter of 2025. The Company reported a 6% decline in nonresidential building and construction volume, driven by higher costs and ongoing economic uncertainty. Within the specialty market, electrical shipments decreased 45% following the expiration of federal tax credits for solar panels. Also in the specialty market, TSLOTSTM shipments, representing approximately 13% of total volume, increased 70%, supported by increased demand for data‑containment and data‑center infrastructure. Automotive and transportation volume declined 19% as manufacturers continued to face rising cost pressures.
Refer to Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 (“First Quarter Form 10-Q”) for sales volume by end use market for the three months ended March 31, 2026 and 2025, and the three months ended December 31, 2025.
Net new orders in the first quarter of 2026 decreased 20% versus the first quarter of 2025 from an average of 3.4 million pounds per week in the first quarter of 2025 to 2.8 million pounds per week in the first quarter of 2026. The Company believes this year-over-year decline reflects both softer U.S. demand and the continued undervaluation of imported extrusions, attributed to the tariff structure associated with the increase of Section 232 tariffs on aluminum products to 50%, discussed below. Open orders at the end of the first quarter of 2026 were 19 million pounds versus 25 million pounds at the end of the first quarter of 2025 and 17 million pounds at the end of the fourth quarter of 2025. This level of open orders falls below the normalized level that is typically associated with stable demand patterns and healthy market dynamics.
Effective June 4, 2025, Section 232 tariffs on aluminum products increased to 50%, following a prior increase from 10% to 25% in March 2025, with the United Kingdom as the only exception. In April 2026, federal policymakers updated several elements of Section 232, including measures intended to close the loophole that allowed undervalued aluminum extrusions to enter the U.S. market. While these changes are expected to help restore fair competition for domestic producers, U.S. extruders have emphasized the need for clear, uniform, and predictable enforcement to avoid near‑term market disruption. The Company continues to participate in a coalition of downstream aluminum manufacturers that engages with policymakers on issues affecting the competitiveness of the U.S. aluminum extrusion industry.
Tariffs and duties continue to be passed through to customers under the Company’s metal‑cost adjustment mechanism. The Company implemented additional price increases in the first quarter of 2026 and the third quarter of 2025 to offset tariff‑related costs not covered by that mechanism.

EBITDA from ongoing operations in the first quarter of 2026 increased $2.5 million versus the first quarter of 2025, primarily due to:
•A $2.0 million increase in contribution margin (net sales less variable costs) associated with:
◦Pricing increases ($4.6 million) and lower manufacturing costs associated with material yield ($2.0 million favorable in the first quarter of 2026 versus $0.1 million unfavorable in the first quarter of 2025), partially offset by lower volume ($2.1 million), higher labor rates ($0.7 million), unfavorable labor productivity ($0.6 million), higher maintenance and supply expense ($0.8 million), higher freight expense ($0.4 million), higher utilities ($0.5 million), and higher die expense ($0.8 million).
◦The timing of the flow-through under the first-in, first-out (“FIFO”) method of aluminum raw materials costs, which were previously acquired in a quickly changing commodity pricing environment, causing a temporary mismatch in the change in the cost of raw materials included in variable costs and the pass through to customers included in sales, resulted in a benefit of $2.9 million in the first quarter of 2026 versus a benefit of $1.7 million in the first quarter of 2025.
•Higher fixed costs primarily associated with wage increases ($0.5 million).
•Lower selling, general and administrative ("SG&A") expenses primarily associated with lower employee-related compensation and lower routine environmental compliance expense ($0.5 million).
•Lower other expense for employee-related medical costs associated with medical claims ($0.6 million).
Conflict-driven disruptions in the Strait of Hormuz beginning in March 2026 have constrained shipments and raised costs, contributing to historically low U.S. inventory levels. In response to recent geopolitical tensions in the Middle East and resulting contraction of the global aluminum market, we have proactively diversified our supply chain portfolio to support long-term stability. Through the third quarter of 2026, we have successfully transitioned nearly all of our aluminum supply previously sourced from the Middle East to North American partners. Simultaneously, we are optimizing billet casting operations at our Carthage, TN, and Newnan, GA facilities to overcome localized production constraints. These strategic shifts in our supply chain and internal capabilities continue to strengthen our operational resilience, positioning the Company to meet customer demand through 2026.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the First Quarter Form 10-Q for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $20 million in 2026, including $4 million for productivity projects and $16 million for capital expenditures required to support continuity of operations. Depreciation expense is projected to be $14 million in 2026. Amortization expense is projected to be $2 million in 2026. The Company anticipates capital spending to increase from the levels of the past two years and return to a pattern more closely aligned with depreciation and amortization, consistent with long-term historical patterns. This approach supports ongoing maintenance and efficiency initiatives while maintaining disciplined capital allocation.

High Performance Films
A summary of results for High Performance Films is provided below:

	Three Months Ended		Favorable/
(In thousands, except percentages)	March 31,		(Unfavorable)
	2026	2025	% Change
Sales volume (lbs)	8,971	9,639	(6.9)%
Net sales	$21,533	$25,537	(15.7)%
Variable costs	10,422	11,977	13.0%
Manufacturing fixed costs[1]	3,471	3,459	(0.3)%
Selling, general and administrative costs[1]	2,593	2,592	—%
Other[2]	(27)	(11)	NM*
EBITDA from ongoing operations	$5,074	$7,520	(32.5)%
Depreciation & amortization	(1,203)	(1,250)	3.8%
EBIT from ongoing operations[3]	$3,871	$6,270	(38.3)%
Capital expenditures	$452	$587
1. Excludes related depreciation and amortization.
2. Includes segment allocated employee-related benefit expense (income).
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release. *Not meaningful (“NM”)
First Quarter 2026 Results vs. First Quarter 2025 Results
Net sales in the first quarter of 2026 decreased 15.7% versus the first quarter of 2025 due to a decrease in sales volume and unfavorable mix in surface protection films. Surface Protection sales volume decreased 17.5% in the first quarter of 2026 versus the first quarter of 2025. Sales volume for surface protection films declined in the first quarter of 2026 as expected due to a significant customer’s inventory correction and scheduled maintenance activity for another customer. Volume for advanced packaging films, which are predominantly manufactured and sold in the U.S. and used in consumer staple items, increased 5.6% in the first quarter of 2026 versus the first quarter of 2025. The top four customers comprised 87% and 91% of the net sales for High Performance Films for the first three months of 2026 and first three months of 2025, respectively.
Surface Protection has not experienced an adverse impact on customer demand related to tariff actions; however, the situation remains fluid and the impact on consumer electronics is uncertain.
EBITDA from ongoing operations in the first quarter of 2026 decreased $2.4 million versus the first quarter of 2025, primarily due to:
•A decrease in contribution margin of $2.4 million resulting from:
◦A $2.8 million decrease from Surface Protection associated with lower volume and unfavorable mix ($3.4 million), partially offset by cost improvements and favorable productivity ($0.6 million).
◦A $0.4 million increase from advanced packaging films primarily due to higher volume, favorable mix and unfavorable pricing ($0.5 million), partially offset by unfavorable productivity ($0.1 million).
•Lower SG&A expense associated with lower employee-related compensation ($0.3 million).
•A foreign currency transaction loss of $0.3 million in the first quarter of 2026 versus no gain or loss in the first quarter of 2025.
Although the conflict-driven disruptions in the Strait of Hormuz beginning in March 2026 have caused an increase to resin costs, High Performance Films maintains pass-through mechanisms with customers and has not experienced supply issues to date.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the First Quarter Form 10-Q for additional information on resin price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for High Performance Films are projected to be $2 million in 2026, including $1 million for productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $4 million in 2026. There is no amortization expense for High Performance Films.

Corporate Expenses, Interest, Taxes and Other
Corporate expenses, net in the first three months of 2026 decreased $2.9 million compared to the first three months of 2025 due to lower professional fees associated with business development activities ($2.9 million). The Company does not expect significant expenses from business development activities in 2026.
Interest expense was $0.4 million in the first three months of 2026 in comparison to $1.0 million in the first three months of 2025. The decrease was primarily due to lower weighted average total debt outstanding and lower interest rates.
The effective tax rate used to compute income taxes (benefit) from continuing operations in the first three months of 2026 was 16.9% compared to 46.2% in the first three months of 2025. The effective tax rate for the first three months of 2026 varies from the statutory rate of 21% due to research and development tax credits while the effective tax rate for the first three months of 2025 varies from the statutory rate due to a mix of lower pre-tax income and higher nondeductible discrete items as a percentage of pre-tax income. See Note (d) to Financial Tables in this Press Release for information related to the effective tax rate from ongoing operations.
Debt, Financial Leverage and Debt Covenants
Total debt was $46.3 million at March 31, 2026 and $35.1 million at December 31, 2025. Cash and cash equivalents were $15.6 million at March 31, 2026 and $6.7 million at December 31, 2025. Net debt (total debt in excess of cash and cash equivalents), a non-GAAP financial measure, was $30.7 million at March 31, 2026 and $28.4 million at December 31, 2025. See Note (e) to the Financial Tables in this Press Release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
Total debt increased $11.2 million and net debt increased $2.3 million in the first three months of 2026 versus the end of 2025 due to higher net working capital of $9.5 million from seasonally low levels at the end of last year, higher metal costs, and raw material stocking as a result of the geopolitical uncertainty impacting aluminum‑related supply chains.
As of March 31, 2026, the Company was in compliance with all covenants under its $125 million asset-based credit agreement, which matures May 6, 2030 (the "ABL Facility"). Availability for borrowings under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including a portion of trade accounts receivable, inventory, cash and cash equivalents, and owned machinery and equipment. As of March 31, 2026, funds available to borrow under the ABL Facility were approximately $76 million. The median daily liquidity under the ABL Facility during the first quarter of 2026 was $87 million compared with a median of $82 million during the fourth quarter of 2025. Refer to Note 7 to the Company’s Consolidated Financial Statements in Part IV, Item 15 of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2025 for additional details on the primary debt covenants.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•the impact of trade policies and prolonged geopolitical conflicts on raw materials and supply chain constraints;
•the impact of macroeconomic factors, such as inflation, interest rates and recession risks;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•noncompliance with any of the financial and other restrictive covenants in the ABL Facility;
•failure to continue to attract, develop and retain certain key officers or employees;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•an information technology system failure or breach;
•risks of doing business in countries outside the U.S. that affect our international operations;
•the impact of public health epidemics on employees, production and the global economy;
•political, economic and regulatory factors concerning the Company’s products;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;

•inability to replace aging equipment and information technology systems with necessary capital expenditures;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•loss of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A. Risk Factors of the Company’s Form 10-K for the year ended December 31, 2025. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.

Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and films for highly engineered surface protection applications in the global electronics industry and advanced packaging. With approximately 1,700 employees, the Company operates manufacturing facilities in North America and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Sales	$186,489	$164,738
Other income (expense), net (c) (d)	44	(10)
	186,533	164,728

Cost of goods sold (c)	157,496	135,643
Freight	5,499	5,566
Selling, R&D and general expenses (c)	16,592	20,825
Amortization of identifiable intangibles	440	440
Pension and postretirement benefits	39	(25)
Interest expense	359	1,013
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	6	18
	180,431	163,480
Income (loss) from continuing operations before income taxes	6,102	1,248
Income tax expense (benefit) (c)	1,032	577
Net income (loss) from continuing operations	5,070	671
Income (loss) from discontinued operations, net of tax	591	9,430
Net income (loss)	$5,661	$10,101

Earnings (loss) per share:
Basic:
Continuing operations	$0.15	$0.02
Discontinued operations	0.02	0.27
Basic earnings (loss) per share	$0.17	$0.29
Diluted:
Continuing operations	$0.15	$0.02
Discontinued operations	0.02	0.27
Diluted earnings (loss) per share	$0.17	$0.29

Shares used to compute earnings (loss) per share:
Basic	34,696	34,612
Diluted	34,696	34,612

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net Sales
Aluminum Extrusions	$159,457	$133,635
High Performance Films	21,533	25,537
Total net sales	180,990	159,172
Add back freight	5,499	5,566
Sales as shown in the condensed consolidated statements of income	$186,489	$164,738

EBITDA from Ongoing Operations (f)
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$11,682	$9,160
Depreciation & amortization	(4,045)	(4,225)
EBIT (b)	7,637	4,935
Plant shutdowns, asset impairments, restructurings and other (c)	(222)	(1,167)
High Performance Films:
Ongoing operations:
EBITDA (b)	$5,074	$7,520
Depreciation & amortization	(1,203)	(1,250)
EBIT (b)	3,871	6,270
Total	11,286	10,038
Interest income	10	5
Interest expense	359	1,013
Corporate expenses, net (c)	4,835	7,782
Income (loss) from continuing operations before income taxes	6,102	1,248
Income tax expense (benefit)	1,032	577
Net income (loss) from continuing operations	5,070	671
Income (loss) from discontinued operations, net of tax	591	9,430
Net income (loss)	$5,661	$10,101

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$15,611	$6,729
Accounts and other receivables, net	93,701	81,811
Income taxes recoverable	—	47
Inventories	84,076	64,962
Prepaid expenses & other	9,880	15,525
Total current assets	203,268	169,074
Property, plant & equipment, net	133,076	132,975
Right-of-use leased assets	12,221	12,764
Identifiable intangible assets, net	5,128	5,568
Goodwill	22,446	22,446
Deferred income taxes	25,623	26,277
Other assets	1,881	2,268
Total assets	$403,643	$371,372
Liabilities and Shareholders’ Equity
Accounts payable	$96,444	$75,754
Accrued expenses	18,414	25,411
Lease liability, short-term	2,138	2,263
Short-term debt	506	498
Income taxes payable	842	455
Total current liabilities	118,344	104,381
Lease liability, long-term	10,444	10,960
ABL revolving facility	45,800	34,550
Pension and other postretirement benefit obligations, net	1,294	1,196
Other non-current liabilities	3,966	3,731
Shareholders’ equity	223,795	216,554
Total liabilities and shareholders’ equity	$403,643	$371,372

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$5,661	$10,101
Adjustments for noncash items:
Depreciation	4,856	5,086
Amortization of intangibles	440	440
Reduction of right-of-use leased assets	543	529
Deferred income taxes	429	407
Accrued pension and postretirement benefits	39	80
Stock-based compensation expense	454	472
Gain on sale of divested business	(565)	(9,657)
Changes in assets and liabilities:
Accounts and other receivables	(11,888)	(14,931)
Inventories	(19,105)	(17,513)
Income taxes recoverable/payable	436	(71)
Prepaid expenses and other	6,739	7,174
Accounts payable and accrued expenses	13,956	12,687
Lease liability	(640)	(616)
Pension and postretirement benefit plan contributions	(26)	(152)
Other, net	624	958
Net cash provided by (used in) operating activities	1,953	(5,006)
Cash flows from investing activities:
Capital expenditures	(5,141)	(2,957)
Proceeds from the sale of Terphane	565	9,835
Net cash (used in) provided by investing activities	(4,576)	6,878
Cash flows from financing activities:
Borrowings	49,950	33,750
Debt principal payments	(38,700)	(39,047)
Net cash provided by (used in) financing activities	11,250	(5,297)
Effect of exchange rate changes on cash	255	20
Increase (decrease) in cash and cash equivalents	8,882	(3,405)
Cash and cash equivalents at beginning of period	6,729	7,062
Cash and cash equivalents at end of period	$15,611	$3,657

Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan prior to termination and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three months ended March 31, 2026 and 2025 is shown below:

	Three Months Ended March 31,
(In millions, except per share data)	2026	2025
Net income (loss) from continuing operations as reported under GAAP[1]	$5.1	$0.7
After-tax effects of:
(Gains) losses from sale of assets and other:
Other	(0.1)	2.9
Net income (loss) from ongoing operations[1]	$5.0	$3.6

Earnings (loss) from continuing operations per share as reported under GAAP (diluted)	$0.15	$0.02
After-tax effects per diluted share of:
(Gains) losses from sale of assets and other:
Other	—	0.08
Earnings (loss) per share from ongoing operations (diluted)	$0.15	$0.10
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (d).
(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker (“CODM”) to assess segment financial performance. The Company uses sales less freight (“net sales”) as its measure of revenues from external customers at the segment level. For more business segment information, see Note 9 to the Company’s Condensed Consolidated Financial Statements in the First Quarter Form 10-Q.
    EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three months ended March 31, 2026 and 2025 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended March 31, 2026
(In millions)	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	$0.3	$0.3
Legal fees associated with the Aluminum Extruders Trade Case and other matters[1]	(0.1)	(0.1)
Total for Aluminum Extrusions	$0.2	$0.2
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$(0.4)	$(0.3)
Professional fees associated with the transition to the ABL Facility[1]	0.1	—
Total for Corporate	$(0.3)	$(0.3)
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.

	Three Months Ended March 31, 2025
(In millions)	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	$0.4	$0.3
Legal fees associated with the Aluminum Extruders Trade Case and other matters[1]	0.3	0.3
Aluminum premium charge as a result of unplanned maintenance interruptions[2]	0.3	0.2
Total for Aluminum Extrusions	$1.0	$0.8
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$2.5	$2.0
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.2	0.1
Group annuity contract premium adjustment[3]	0.1	—
Professional fees associated with the transition to the ABL Facility[1]	0.1	0.1
Proceeds on the sale of corporate-owned land[3]	(0.1)	(0.1)
Total for Corporate	$2.8	$2.1
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Cost of Goods Sold” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.

(d) For discussion on Tredegar’s presentation of net income (loss) from ongoing operations, please refer to Note (a) above. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three months ended March 31, 2026 and 2025 are shown below in order to show the impact on the effective tax rate:

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended March 31, 2026	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations as reported under GAAP	$6.1	$1.0	$5.1	16.9%
(Gains) losses from sale of assets and other	(0.1)	—	(0.1)
Net income (loss) from ongoing operations	$6.0	$1.0	$5.0	16.9%
Three Months Ended March 31, 2025
Net income (loss) from continuing operations as reported under GAAP	$1.2	$0.5	$0.7	46.2%
(Gains) losses from sale of assets and other	3.8	0.9	2.9
Net income (loss) from ongoing operations	$5.0	$1.4	$3.6	28.0%
(e) Net debt is calculated as follows:

(In millions)	March 31,	December 31,
	2026	2025
Short-term debt	$0.5	$0.5
ABL revolving facility	45.8	34.6
Total debt	46.3	35.1
Less: Cash and cash equivalents	15.6	6.7
Net debt	$30.7	$28.4
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
Net leverage ratio is a non-GAAP financial measure. It is not intended to represent the stand-alone results for Tredegar under GAAP and should not be considered as an alternative to net income (loss) and total debt as defined by GAAP. Net leverage ratio is utilized by management in evaluating the Company’s financial leverage, and management believes that investors also may find the net leverage ratio to be helpful for the same purposes. In addition, earnings before interest, taxes, depreciation and amortization as defined in the ABL Facility ("Credit EBITDA") is provided below.

	As of or for Twelve Months Ended March 31, 2026[1]	As of or for Twelve Months Ended December 31, 2025[1]
($ in millions)
Net debt	$30.7	$28.4
Credit EBITDA[2]	$60.0	$60.1
Net leverage ratio	0.5	0.5
1.Actual Credit EBITDA amounts are for the twelve months ended March 31, 2026 and December 31, 2025, and actual net debt amounts are as of March 31, 2026 and December 31, 2025.
2.See Note (g) for more information.

(f)    Tredegar’s presentation of Consolidated EBITDA from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method). Consolidated EBITDA from ongoing operations also excludes depreciation & amortization, stock option-based compensation costs, interest and income taxes. Consolidated EBITDA is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. It excludes items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation of Consolidated EBITDA from ongoing operations for the three months ended March 31, 2026 and 2025 is shown below:

	Three Months Ended March 31,
($ in millions)	2026	2025
Net income (loss) from continuing operations as reported under GAAP[1]	$5.1	$0.7
After-tax effects of:
(Gains) losses from sale of assets and other	(0.1)	2.9
Net income (loss) from ongoing operations[1]	5.0	3.6
Depreciation and amortization	5.3	5.5
Interest expense	0.4	1.0
Income taxes from ongoing operations[1]	1.0	1.4
Consolidated EBITDA from ongoing operations	$11.7	$11.5
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from continuing operations are shown in Note (d).

(g)     The computation of Credit EBITDA and fixed coverage charge ratio, as defined in the ABL Facility, is presented below.

Computations of Credit EBITDA (as defined in the ABL Facility) as of and for the Twelve Months Ended March 31, 2026 *
Computations of Credit EBITDA for the twelve months ended March 31, 2026 (in thousands):
Net income (loss)	$29,036
Plus:
After-tax losses related to discontinued operations	—
Total income tax expense for continuing operations	7,039
Interest expense	3,349
Depreciation and amortization expense for continuing operations	21,499
All non-cash losses and expenses, plus cash losses and expenses not to exceed $10,000, for continuing operations that are classified as unusual, extraordinary or which are related to plant shutdowns, asset impairments and/or restructurings (cash-related of $4,790)	5,635
Charges related to stock option grants and awards accounted for under the fair value-based method	—
Losses related to the application of the equity method of accounting	—
Losses related to adjustments in the estimated fair value of assets accounted for under the fair value method of accounting	—
Fees, costs and expenses incurred in connection with the amendment process (Amendment No. 3 “ABL Transition”)	266
Fees, costs and expenses incurred in connection with the amendment process (Amendment No. 5)	—
Minus:
After-tax income related to discontinued operations	(552)
Total income tax benefits for continuing operations	—
Interest income	(41)
All non-cash gains and income, plus cash gains and income in excess of $10,000, for continuing operations that are classified as unusual, extraordinary or which are related to plant shutdowns, asset impairments and/or restructurings	(6,265)
Income related to changes in estimates for stock option grants and awards accounted for under the fair value-based method	—
Income related to the application of the equity method of accounting	—
Income related to adjustments in the estimated fair value of assets accounted for under the fair value method of accounting	—
Plus or minus, as applicable, pro forma EBITDA adjustments associated with acquisitions and asset dispositions	—
Credit EBITDA	$59,966
Fixed charge coverage ratio**:
Credit EBITDA	$59,966
Unfinanced capital expenditures	$19,425
Fixed charges	$3,935
Fixed charge coverage ratio	10.30
*Credit EBITDA is not intended to represent net income (loss) or cash flow from operations as defined by GAAP and should not be considered as an alternative to either net income (loss) or to cash flow.
** Fixed Charge Coverage Ratio is computed as the ratio of (a) Credit EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211